                                                                    EXHIBIT 10.1



October 14, 1999

VIA FACSIMILE WITH
HARD COPY TO FOLLOW
VIA OVERNIGHT DELIVERY
(303) 672-8799 AND (303) 672-8889


Wendy Simpson, Chief Financial Officer
Coram Healthcare Corporation
1125 Seventeenth Street, Suite 2100
Denver, Colorado 80202

Dear Ms. Simpson:

In reliance on Coram's agreement to place an additional $2,000,000 on deposit with Cardinal on Friday, Cardinal decided to deliver Coram's orders from yesterday, and continue to accept orders from Coram today. Per my voice mail message to you yesterday, in order for Cardinal to continue to accept orders from Coram on and after Friday, October 15, Cardinal will require the following change in terms:

1. Additional Deposit. No later than 2:00 p.m. Friday, October 15, Cardinal must receive a wire transfer of $2,000,000 to increase Coram's current pay prepay deposit of $3,500,000 to $5,500,000 (the "Additional Deposit").

2. Credit Limits. In order to maintain Coram's accounts receivable balance at $5,500,000 on any one day after Cardinal receives the Additional Deposit, Cardinal will refuse to accept orders for additional merchandise unless and until good funds are received to increase the prepay deposit to meet the amount of the additional orders. Cardinal will call Coram by 10:00 a.m. and give Coram until the close of business on the same day to increase the prepay deposit by EFT to meet the amount of the additional orders.

3. New Payment Terms. As long as Cardinal receives the Additional Deposit tomorrow, then on and after October 16, Coram's payment terms will be weekly, such that purchases made Monday through Friday will be due by EFT the following Friday. Cardinal will use its best efforts to cause Coram to receive Cardinal's ATB file in the same format as currently received (or summarized in an Excel file format which will include the following categories: division, customer #, invoice #, invoice due date or date, amount of invoice, store #, and any other information reasonably requested by Coram) no later than the Tuesday prior to the Friday payment date.

o Page 2                                                        October 14, 1999


4. Payment Terms Transition. Payment for purchases from October 1 through October 15 will be due October 25. Payment for purchases from October 16 through October 22 will be due October 29. Payment for purchases from October 23 through October 29 will be due November 5, and continue thereafter in accordance with the new payment terms.

5. Reduction in Cost of Goods. As long as Cardinal receives the Additional Deposit tomorrow, then on and after October 16, Coram's cost of goods will be reduced by an additional 0.25%.

If we do not receive the additional deposit of $2,000,000 by wire transfer tomorrow and payment on a going forward basis strictly in accordance with the new terms and conditions of this letter and in accordance with the terms of the original agreement, we will refuse additional orders, stop shipment on any undelivered orders, and the cost of goods will not be reduced. In addition, we continue to reserve all rights as set forth in our current agreement, including without limitation the right to place Coram on C.O.D. status, refuse orders, modify payment terms, cease our supply relationship, terminate the agreement, and take any other action available to Cardinal in law or equity based on credit considerations deemed relevant to Cardinal.

Except as modified by this letter, the terms and conditions of that certain Prime Vendor Agreement dated October 1, 1998, will remain in full force and effect.

So that we may inform our divisions before end of business today to ship merchandise ordered today, please evidence your agreement to the terms of this letter by executing as an authorized officer where noted below, and faxing this signed letter to John Grimm at 812-246-8809 no later that 6:00 p.m. today.

Sincerely,



Michael B. Yeager
Director, National Account Customer Finance

cc:      Bob Roose
         John Grimm

Acknowledged and Accepted this 14th day of October, 1999.

CORAM HEALTHCARE CORPORATION

By:
   -----------------------------------

Title:
      --------------------------------